EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Forms S-8 Nos. 33-94546, 333-07195, 33-94544, 333-07199, 333-52589, 333-62781, 333-52593, 333-77883, 333-87882 and 333-87880) pertaining to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees and the Sypris Solutions, Inc. Independent Directors’ Stock Option Plan,

(2)	Registration Statement (Form S-8 No. 333-114982) pertaining to the Sypris Solutions, Inc. 2004 Equity Plan, and
(3)	Registration Statement (Form S-8 No. 333-166951) pertaining to the Sypris Solutions, Inc. 2010 Sypris Omnibus Plan;

of our report dated March 11, 2014, with respect to the consolidated financial statements of Sypris Solutions, Inc., included in this Annual Report (Form 10-K) of Sypris Solutions, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 11, 2014